Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUTANTS

We have issued our report dated December 13, 2002, accompanying the consolidated financial statements and schedule included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the year ended September 29, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Irvine Sensors Corporation on Form S-8 (Nos. 2-85501, 333-722201 and 333-94071) and Form S-3 (Nos. 333-45269, declared effective on April 16, 1998, 333-32758, declared effective on March 29, 2000 and 333-44026, declared effective on September 5, 2000).

/s/    GRANT THORNTON LLP

Irvine, California
December 13, 2002